THE QUICK & REILLY GROUP, INC.
230 South County Road
Palm Beach, Florida 33480


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TUESDAY, JUNE 24, 1997



     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of The Quick & Reilly Group, Inc., a Delaware corporation, will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Tuesday, June 24, 1997 at 10:00 AM, for the following purposes:

          (1)  Electing Directors;

          (2) Approving the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 28, 1998;

          (3) Transacting such other business as may properly come before the meeting.

          Pursuant to the By-Laws, the Board of Directors has fixed the close of business on May 9, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting and any adjournment or postponement thereof will be available for inspection by any stockholder at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich,
Connecticut 06870 for the ten days prior to June 24, 1997 for any purpose germane to such meeting, during ordinary business hours.

                        THE QUICK & REILLY GROUP, INC.

                               ARLENE B. FRYER
                                 Secretary

May 30, 1997

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

THE QUICK & REILLY GROUP, INC.
230 South County Road
Palm Beach, Florida 33480



PROXY STATEMENT



SOLICITATION AND REVOCABILITY OF PROXY

          The accompanying proxy is solicited by the board of directors (the "Board of Directors" or "Board") of The Quick & Reilly Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 24, 1997 and any adjournment or postponement thereof (the "Annual Meeting"). Shares represented by properly executed proxies, which are received in time and not revoked, will be voted at the meeting in the manner described in the proxies. A stockholder may revoke his proxy at any time prior to its exercise by writing to the Secretary of the Company or by attending the meeting and voting in person.

          The entire expense of this proxy solicitation will be borne by the Company. Solicitation will be primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company without any additional remuneration and at minimal cost. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith.

          The Company's principal executive offices are located at 230 South County Road, Palm Beach, Florida 33480. The approximate date on which this proxy statement and accompanying form of proxy are first to be sent or given to stockholders is May 30, 1997.

VOTING

          The Company's only class of voting securities is its Common Stock, par value $0.10 per share ("Common Stock"). All stockholders as of the record date, which is the close of business on May 9, 1997, are entitled to vote at the meeting. As of the record date for the meeting, the Company had outstanding 38,588,544 shares of Common Stock. Each share of Common Stock entitles the holder thereof on the record date to one vote on matters to be considered at the Annual Meeting.

          The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. Broker non-votes, on the other hand, are not considered to be present at the meeting for the particular proposal for which the broker withheld authority to vote.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          So far as is known to the Company, the following table sets forth, as of May 9, 1997, the number of shares of Common Stock and percentage of shares beneficially owned by each person who may be deemed to be the beneficial owner of more than 5% of the outstanding Common Stock, each director, each nominee for election as a director, each officer whose name appears in the Summary Compensation Table and all directors and officers of the Company as a group:

                                                         Amount       Percent
Name of Beneficial Owner Beneficially Owned  of Shares

Leslie C. Quick, Jr., (1) (2)                            5,931,162    15.37%
Spoonwood Investment Co. (3)                             5,365,206    13.90
Trust u/a dated 3/1/78 made
  by Leslie C. Quick, Jr. (4) (5)                        5,365,206    13.90
Leslie C. Quick III (4) (6) (8)                          6,344,228    16.44
Thomas C. Quick (4) (6) (9)                              6,738,119    17.46
Richard G. Brodrick (7) (10)                             5,555,205    14.40
Charles A. Quick (7)                                     5,365,206    13.90
Arlene B. Fryer                                             92,560        *
Peter Quick (1) (4) (6) (11)                             7,047,024    18.26
Christopher C. Quick (1) (12)                            1,307,315     3.39
Pascal J. Mercurio  (13)                                   185,437        *
Thomas E. Christman (7) (14)                             5,425,033    14.06
Clifford W. Mays                                             7,669        *
Henry P. Kilroy  (15)                                        7,844        *
John P. Lowth III                                                0        *
Firstar Corporation (16)                                 1,274,488     5.06
First Investment Research &
  Management Co. (17)                                    1,274,433     5.06
All Directors and Officers
 as a group (1) (2) (4) (5)
 (6) (9) 12) (18) (19)                                  13,845,743    36.00

<F1>
* Less than one percent.
(1) Includes beneficial ownership of 558,379 shares held by Quick & Reilly, Inc. Retirement Trust and 139,531 shares held by U.S.
Clearing Corp. Retirement Trust attributable to Leslie C. Quick, Jr., Peter
Quick and Christopher C. Quick, as Trustee of each Trust, by reason of each Trustee's shared voting and investment power over such shares.

<F2>
(2) Includes beneficial ownership of 189,660 shares held by Leslie C. Quick, Jr. & Regina A. Quick Charitable Trust Foundation attributable to Leslie C.
Quick, Jr. as Trustee by reason of his voting and investment power over such shares. Includes currently exercisable options to acquire 150,000 shares.

<F3>
(3)  The general partners of Spoonwood Investment Co. are Leslie C. Quick III,
Thomas C. Quick, Peter Quick and the Trust u/a dated 3/1/1978 made by
Leslie C. Quick, Jr.

<F4>
(4)  Includes beneficial ownership of 5,365,206 shares held by Spoonwood
Investment Co. by reason of such person's shared voting and investment power over such shares.

<F5>
(5)  The Trustees of the Trust are Richard G. Brodrick, Charles A. Quick, and
Thomas E. Christman.  The beneficiaries of the Trust are four of Leslie C.
Quick Jr.'s children.

<F6>
(6) Includes beneficial ownership of 221,379 shares held by Leslie C. Quick, Jr. Grantor Retained Annuity Trust attributable to Leslie C. Quick III, Thomas
C. Quick and Peter Quick as Trustees by reason of each Trustee's shared voting and investment power over such shares.

<F7>
(7) Includes beneficial ownership of shares beneficially owned by the Trust u/a dated 3/1/78 referred to in note (5) above by reason of each Trustee's shared voting and investment power over such shares.

<F8>
(8) Includes beneficial ownership of 278,230 shares owned by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Leslie C. Quick III as
Trustee by reason of his shared voting and investment power over such shares.
Includes 169,369 shares owned by the minor children of Leslie C. Quick III.
Includes currently exercisable options to acquire 150,000 shares.

<F9>
(9)  Includes beneficial ownership of 98,230 shares held by Thomas C. Quick
Charitable Trust attributable to Thomas C. Quick as Trustee by reason of his voting and investment power over such shares. Includes currently exercisable options to acquire 150,000 shares. Includes 535,216 shares held by various trusts established for Leslie C. Quick, Jr.'s grandchildren attributable to Thomas C. Quick as Trustee by reason of his shared voting and investment power over such shares.

<F10>
(10) Includes beneficial ownership of 182,736 shares held by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Mr. Brodrick as Trustee by reason of his shared voting and investment power over such shares.

<F11>
(11) Includes beneficial ownership of 331,696 shares held by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Peter Quick as Trustee by reason of his shared voting and investment power over such shares. Includes
211,225 shares owned by the minor children of Peter Quick. Includes currently exercisable options to acquire 150,000 shares.

<F12>
(12) Includes beneficial ownership of 257,446 shares held by various trusts for Leslie C. Quick, Jr.'s grandchildren attributable to Christopher C. Quick as
Trustee by reason of his shared voting and investment power over such shares.
Includes beneficial ownership of 28,764 shares held by Christopher C. Quick
Charitable Foundation attributable to Christopher C. Quick as Trustee by reason of his shared voting and investment power over such shares. Includes
173,195 shares owned by the minor children of Christopher C. Quick. Includes currently exercisable options to acquire 150,000 shares.

<F13>
(13) Includes currently exercisable options to acquire 150,000 shares.

<F14>
(14) Includes currently exercisable options to acquire 37,500 shares.

<F15>
(15) Includes beneficial ownership of 6,075 shares owned by Mr. Kilroy in joint tenancy with his wife, Marilyn Kilroy, as to which he has shared voting and investment power. Includes beneficial ownership of 352 shares owned by Mr.
Kilroy in joint tenancy with Marilyn Kilroy and Francis Kilroy.

<F16>
(16) Of such shares, Firstar Corporation has shared investment power with respect to 171,040 shares and shared voting power with respect to 171,040 shares. The beneficial ownership information for Firstar Corporation is based solely on a Schedule 13-G filing dated February 13, 1997 and filed with the Company and the Securities and Exchange Commission. The Schedule 13-G filing does not reflect the three-for-two stock split paid on March 25, 1997.

<F17>
(17) Of such shares, First Investment Research & Management Co. has shared investment power with respect to 1,129,087 shares and shared voting power with respect to 1,129,087 shares. The beneficial ownership information for First Investment Research & Management Co. is based solely on a Schedule 13-G filing dated February 13, 1997 and filed with the Company and the Securities and Exchange Commission. The Schedule 13-G filing does not reflect the three-for-two stock split paid on March 25, 1997.

<F18>
(18) Includes beneficial ownership of 792,662 shares held in the aggregate by trusts for each of Leslie C. Quick, Jr.'s grandchildren attributable to various directors as Trustees by reason of their shared voting and investment power over such shares. Also includes currently exercisable options to acquire 937,500 shares.

<F19>
(19) Includes twelve persons.


          The address of each person included in the table is c/o The Quick & Reilly Group, Inc., 230 South County Road, Palm Beach, Florida 33480, with the exception of Messrs. Benisatto, Brodrick, Charles A. Quick, Christman, Mays, Kilroy and Lowth, the Trust, First Pacific Advisors, Inc., Firstar Corporation and First Investment Research & Management Co. The address for Messrs. Brodrick and Charles A. Quick and the Trust is c/o Kelley Drye & Warren, LLP, 281
Tresser Boulevard, Stamford, Connecticut 06901. The address for Mr. Christman is 100 Bacon Road, Old Westbury, New York 11568. The address for Mr. Mays is c/o Cunningham Graphics, 629 Grove Street, Jersey City, New Jersey 07310.
The address for Mr. Kilroy is 2 Loblolly Court, Pinehurst, North Carolina
28374. The address for Mr. Lowth is c/o of Arnone, Lowth, Fanning, Wilson & Rubin, LLC, 105 Broadhollow Road, Melville, New York 11747. The address for Firstar Corporation and for First Investment Research & Management Co. is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

ELECTION OF DIRECTORS

          Pursuant to the Company's Certificate of Incorporation and By-Laws, the Board is divided into three classes of directors, each comprised of four directors. At this year's Annual Meeting, four Class III directors are to be elected to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The terms of the current Class III directors will expire upon the election and qualification of their successors. The Class I directors and Class II directors are not being elected at this time.

          The four nominees receiving a plurality of the votes cast by the holders of Common Stock represented at the Annual Meeting, in person or by proxy, will be elected as Class III directors of the Company. It is intended that shares represented by proxies solicited by the Board of Directors will, unless authority to vote for some or all of the nominees is withheld, be voted in favor of the election as directors of the persons listed below as nominees. The Company has no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee is disqualified or is unable or unwilling to accept a nomination to serve as a director, the shares may be voted for another person nominated by the present Board. Each of the nominees is currently a director of the Company.


          The Board of Directors recommends that Stockholders vote FOR each of the nominees.

NOMINEES FOR ELECTION AS DIRECTORS
FOR TERMS EXPIRING IN 2000
(CLASS III)


          Arlene B. Fryer, age 66, Secretary and Director. Ms. Fryer has served as Secretary and a Director of the Company since July 1981 and as Vice President of the Company from July 1981 to June 1991, a Vice President, Secretary and a Director of U.S. Clearing Corp. from January 1979 until
June 1991, and Assistant Secretary of JJC Specialist Corp. from September
1982 to June 1991. She served as Secretary of Quick & Reilly, Inc., from March 1975 to June 1991, a Director from May 1976 to June 1991, and Vice President from September 1976 to June 1991. Ms. Fryer retired from employment with the Company in June 1991.

          Henry P. Kilroy, age 69, Director. Mr. Kilroy, who is a cousin of Leslie C. Quick, Jr., has been a Director of the Company since December 1987. A founder of Datamedic Corp., a computerized practice management service for physicians and dentists, Mr. Kilroy has been associated with that firm as an Executive Vice President from 1972 until his retirement in February, 1996.

          Clifford W. Mays, age 70, Director. Mr. Mays has been a Director of the Company since November 1982. From July 1943 to November 1991, he was associated with Latham Process Corp., a financial printing concern in New York City, serving as Senior Vice President from May 1975 until March 1991, a Director from 1980 to March 1991 and as an Account Executive until November 1991. Mr. Mays joined the firm of Cunningham Graphics in December 1991 as a sales executive.

          Christopher C. Quick, age 40, Vice President and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., has served as a Vice President of the Company since 1988 and as a Director since November 1982. Mr. Quick has served as President of JJC Specialist Corp. since June 1986 and as a Director since its organization in September 1982. From September 1982 until June 1986, Mr.
Quick served as Vice President - Trading of JJC Specialist Corp. He is a member of the New York Stock Exchange and serves as a registered specialist in the specialist book managed by JJC Specialist Corp.


CLASS I DIRECTORS (TERM EXPIRES IN 1998)

          Thomas E. Christman, age 56, Director. Mr. Christman has been a Director of the Company since 1989. Mr. Christman served as Chairman and Chief Executive Officer of CM&M Group, Inc., a financial services holding company with world-wide trading operations, until April 1, 1990. Mr. Christman is currently serving as Adjunct Professor of Finance at St. John's University, Queens,
New York.

          Pascal J. Mercurio, age 58, Vice President and Director. Mr. Mercurio has been a Director of the Company since July 1981 and a Director of Quick & Reilly, Inc. since March 1980. He joined U.S. Clearing Corp. as a Director and Executive Vice President upon its organization in January 1979. Since that time he has served in various capacities and in May 1990, he became U.S. Clearing Corp.'s Chairman of the Board and Chief Executive Officer.

          Leslie C. Quick III, age 44, Vice President, Treasurer, and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., has served as Vice President since March 1994, Treasurer since February 1985 and as Assistant Secretary and a Director since July 1981. Mr. Quick served as President of the Company from June 1986 to March 1994, at which time he was elected President of U.S.
Clearing Corp. and became a Vice President of the Company. He also serves as Vice President, Treasurer, Secretary and a director of Quick & Reilly, Inc.

          Thomas C. Quick, age 42, President, Chief Operating Officer and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., has served as a Director of the Company since July 1981. In March 1996 Mr. Quick was elected President and Chief Operating Officer of the Company. Mr. Quick served as Vice President of the Company from July 1981 to March 1996. In addition, Mr. Quick has served as Vice President and a Director of U.S. Clearing Corp. since May 1982. Mr. Quick joined Quick & Reilly, Inc. in 1977, became Vice President and a Director in May 1981 and was elected President of that corporation in June 1986. He serves as a Director of JJC Specialist Corp.


CLASS II DIRECTORS (TERM EXPIRES IN 1999)


          Richard G. Brodrick, age 64, Director. Mr. Brodrick has been a Director of the Company since April 1983. He has been a partner in Kelley Drye & Warren, LLP, a New York City law firm, since July 1979. He has served as counsel to the Company since its organization and to each of its subsidiaries, commencing with the organization of Quick & Reilly, Inc. in 1974.

          John P. Lowth III, age 37, Director. Mr. Lowth has served as the President of Arnone, Lowth, Fanning, Wilson & Rubin, LLC, a life insurance brokerage firm specializing in estate planning and business continuity planning for estates, since 1995. Mr. Lowth has served as President of Arnone & Lowth Associates, Inc. since 1986. Mr. Lowth is a Trustee of the P.C. Richard &
Son Foundation and serves as a Director of P.C. Richard & Son, Inc..

          Leslie C. Quick, Jr., age 71, Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer and Director. Mr. Quick is the founder of the Company and has served as Chief Executive Officer and a Director from its organization in 1981. Mr. Quick served as President of the Company from its organization in 1981 until June 1986. In April 1983, he was elected Chairman of the Board of Directors of the Company. He has served as President and Chief Executive Officer of Quick & Reilly, Inc. from its organization in 1974 until June 1986 and as a Director from 1974 until March 1993. He has served as President and Chief Executive Officer of U.S. Clearing Corp. from January 1979 to May 1981, and as a Director from January 1979 to May 1993. Mr. Quick has also served as Treasurer and a Director of JJC Specialist Corp. from September 1982 until March 1990, and as President and Chief Executive Officer from March 1983 until June 1986.

          Peter Quick, age 41, Vice President and Director. Mr. Quick, who is a son of Leslie C. Quick, Jr., became a Director of the Company in November 1982. Mr. Quick served as a Vice President from June 1985 until his election as President in March 1994. He served in that position until his election as Vice President in March 1996. Mr. Quick was elected to the position of President of Quick & Reilly, Inc. in March 1996 and serves as a Director of that firm. He was named a Director and Vice President of U.S. Clearing Corp.
in May 1985 and became Executive Vice President of U.S. Clearing Corp. in May 1987. He served in that capacity until May 1990 when he became President of U.S. Clearing Corp., which position he held until March 1994 when he was elected President of the Company and Vice President of U.S. Clearing Corp. He serves as Vice President, Treasurer, Secretary and Director of JJC Specialist Corp.



          The Board of Directors met five times during the fiscal year ended February 28, 1997. Each member of the Board attended at least 75% of the total number of meetings of the Board and of the committees of which they were members.

          Messrs. Leslie Quick, Jr., Peter Quick, Leslie Quick III,
Thomas Quick, Christopher Quick and Mr. Pascal Mercurio are the members of the Executive Committee of the Board of Directors. The Executive Committee held two meetings during the fiscal year ended February 28, 1997. The Executive Committee meets on call and has authority to act on most matters during the intervals between Board meetings.

          Messrs. Mays, Christman and Lowth were members of the Audit Committee of the Board of Directors during the fiscal year ended February 28, 1997. The Audit Committee held three meetings during the fiscal year. The Audit Committee recommends to the Board for selection by it the independent public accountants who shall be responsible for auditing the accounts of the Company and its subsidiaries for the ensuing year, reviews the year-end audit plan and the scope thereof with the independent public accountants, reviews the recommendations made by the independent public accountants with respect to the accounting methods and the system of internal controls followed by the Company, receives the comments of the independent public accountants with regard to the completed audit, and reviews the audit with the independent public accountants.

          Messrs. Christman, Kilroy, and Mays were members of the Compensation Committee of the Board of Directors during the fiscal year ended February 28, 1997. The Compensation Committee held four meetings during the fiscal year.
The Committee has the power and authority to construe and interpret The Quick & Reilly Group, Inc. Executive Incentive Compensation Plan (the "Plan"), to establish and amend administrative regulations to further the purposes of the Plan, to select the performance comparisons used to determine the awards payable under the terms of the Plan to the extent permitted, to certify the results of the comparisons and the amounts payable to each participant under the terms of the Plan, and to take any other action necessary to administer the Plan.

          The Board of Directors did not have a standing nominating committee during the fiscal year ended February 28, 1997.

          Directors of the Company are compensated at the rate of between $3,500 and $5,000 per meeting for each regular Board meeting and each Executive Committee meeting attended, $1,500 per meeting for each special Board meeting attended, and $300 for each other committee meeting attended.


CERTAIN TRANSACTIONS

          During the fiscal year ended February 28, 1997, the law firm of Kelley Drye & Warren LLP served as counsel to the Company. Mr. Brodrick is a partner of the firm. The Company paid fees of $422,422 to Kelley Drye & Warren LLP during fiscal 1997.


EXECUTIVE COMPENSATION

          The following Summary Compensation Table sets forth compensation information for the fiscal year ended February 28, 1997 for those persons who were at February 28, 1997, the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company (collectively, the "Senior Executives").

                                 Annual                  Long Term
                             Compensation             Compensation
                                                    Awards    Payout

                                                   Securities
                                                    Under-             All Other
Name and Principal   Fiscal                         Lying      LTIP    Compensa-
Position              Year  Salary($)(1) Bonus($) Options(2)  Payouts tion($)(3)
Leslie C. Quick, Jr.  1997  $673,000  $2,086,893   75,000       0     $29,619
 Chief Executive      1996   668,500   1,700,000                       29,664
 Officer, Chairman of 1995   648,833     716,667                       30,000
 the Board of
  Directors

Thomas C. Quick       1997  $373,000   $1,600,000  75,000       0     $29,619
 President, Chief     1996   368,500    1,250,000                      29,664
 Operating Officer,
 and Director         1995   348,917      872,583                      30,000

Christopher C. Quick  1997  $373,000   $1,575,000  75,000       0     $29,619
 Vice President and   1996   368,500    1,375,000                      29,664
 Director; President, 1995   348,917    1,142,583                      30,000
 JJC Specialist Corp.

Pascal J. Mercurio    1997  $373,000   $1,500,000  75,000       0     $29,619
 Vice President and   1996   367,000    1,300,000                      29,664
 Director; Chairman   1995   348,917      986,583                      30,000
 of the Board, Chief
 Executive Officer,
 U.S. Clearing Corp.

Leslie C. Quick ,III  1997  $373,000   $1,400,000  75,000       0     $29,619
 Vice President,      1996   368,500    1,000,000                      29,664
 Director; President, 1995   348,917      722,583                      30,000
 U.S. Clearing Corp.

<F1>
(1)  The amounts shown in this column include directors fees for fiscal years
1997, 1996, and 1995, respectively, as follows:  Leslie C. Quick, Jr., $23,000,
$18,500, and $15,500; Leslie C. Quick III, $23,000, $18,500, and $15,500;
Christopher C. Quick, $23,000, $18,500, and $15,500; Pascal J. Mercurio,
$23,000, $17,000, and $15,500; and Thomas C. Quick, $23,000, $18,500, and
$15,500.

<F2>
(2) The stock options granted in fiscal 1997 have been adjusted for a three-for-two stock split paid on March 25, 1997.

<F3>
(3) The amounts shown in this column consist of the Company's contributions to the Quick & Reilly, Inc. Retirement Trust and the U.S. Clearing Corp.
Retirement Trust.

<F4>
The following table sets forth information regarding grants of options to purchase Common Stock made by the Company during the fiscal year ended February
28, 1997 to each of the individuals named in the Summary Compensation Table.

                   Stock Option Grants in Last Fiscal Year


                             Individual Grants

                              Percent of                         Potential
                                Total                          Reliazable Value
                 Number of     Options                         At Assumed Annual
                 Securities  Granted to                         Rates of Stock
                 Underlying   Employees  Exercise                    Price
                  Options     in Fiscal   Price     Expiration  Appreciation For
Name              Granted        Year    ($/Share)     Date     Option Term (1)

                                                                 (5%)    (10%)
Leslie
C. Quick,Jr.       75,000       12.2%     $16.25      3/15/01  $336,718 $744,059

Thomas C. Quick    75,000       12.2%     $16.25      3/15/01  $336,718 $744,059

Christopher C.
Quick              75,000       12.2%     $16.25      3/15/01  $336,718 $744,059

Pascal J.
Mercurio           75,000       12.2%     $16.25      3/15/01  $336,718 $744,059

Leslie C. Quick,
III                75,000       12.2%     $16.25      3/15/01  $336,718 $744,059

<F1>

(1) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Common Stock over the term of the options. These assumptions are based on rules promulgated by the Securities Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock.
There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

          The following table sets forth information concerning the exercise of stock options during fiscal 1997 and the value of unexercised stock options held by the individuals named in the aforementioned Summary Compensation Table as of February 28, 1997.

              Aggregated Options Exercised in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                   Number of
                                                  Securities     Value of
                                                  Underlying    Unexercised
                                                  Unexercised   In-the-Money
                                                  Options at     Options at
                                                   2/28/97       2/28/97 (1)
                  Shares
                Acquired on     Value             Exercisable/   Exercisable/
Name             Exercise      Realized           Unexercisable  Unexercisable
Leslie C.
Quick, Jr.          0            N/A                  75,000/       $531,000/
                                                            0              $0

Thomas C. Quick     0            N/A                  75,000/       $531,000/
                                                            0              $0

Christopher C.
Quick               0            N/A                  75,000/       $531,000/
                                                            0              $0

Pascal J. Mercurio  0            N/A                  75,000/       $531,000/
                                                            0              $0
Leslie C. Quick,
III                 0            N/A                  75,000/       $531,000/
                                                            0              $0

<F1>
(1) The amount in this column reflects the difference of the closing price of the Company's common stock on February 28, 1997 (as adjusted for the three-for two stock split paid on March 25, 1997) and the option exercise price, multiplied by the applicable number of options.


Pension and Profit Sharing Plans

Quick & Reilly, Inc. and U.S. Clearing Corp. (each, a "Sponsoring Corporation"), two of the three principal subsidiaries of the Company, each maintain a combined money purchase pension plan and profit sharing plan (the "Retirement Plans"). Each of the companies and the Company's other subsidiaries have adopted one of the Retirement Plans. Although the Quick & Reilly, Inc. Plan and the U.S. Clearing Corp. Plan are administered separately, the terms of both Retirement Plans are essentially identical.

Full-time employees who complete one year of service become participants in the Retirement Plan adopted by their respective employer. Each Retirement Plan is administered by a committee appointed by the Sponsoring Corporation. The funds contributed to the Retirement Plan are held by the trustees of that Retirement Plan, who have the sole authority and obligation to invest the assets of that Retirement Plan. Each year the Sponsoring Corporation contributes on behalf of each participant to the money purchase portion of the Retirement Plans an amount equal to the sum of 3% of such participant's compensation (as defined) up to the Social Security wage base (the total amount of remuneration paid for employment in such year which is subject to tax under the Federal
Insurance Contributions Act) plus 6% of each such participant's compensation in excess of the Social Security wage base. Contributions to the profit sharing portion of the Retirement Plans are determined each year by the respective Sponsoring Corporation's board of directors, and the contributions are allocated to each participant's account in the proportion that his compensation bears to the compensation of all participants.

As is the case with all money purchase pension plans and profit sharing plans, the Retirement Plans do not guarantee a definite benefit or a predetermined amount of money upon retirement. The amount of a participant's benefit depends solely on the amount contributed on his behalf (and the earnings or losses thereon) and his vested percentage when he leaves the corporation. A participant vests in his interest in the Retirement Plans at the rate of 20% after three years of service and at the rate of 20% per year thereafter. At retirement (as defined in the Retirement Plans), the participant becomes 100% vested.

Employees are not eligible to commence receiving their benefits until they terminate their employment. There is no standard method of distributing benefits, and several alternatives are available.

The Retirement Plans are intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). They are amended from time to time to take into account changing needs of the Sponsoring Corporations.

THE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE
COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph appearing below shall not be incorporated by reference into any such filings.

The Compensation Committee (the "Committee") which was formed at the beginning of the Company's 1995 fiscal year, is responsible for establishing and administering the compensation of all executive officers of the Company. At the 1994 Annual Meeting of Stockholders, the Company adopted an Executive Incentive Compensation Plan (the "Plan").

The compensation of each executive officer consists of a fixed salary and incentive compensation pursuant to the Plan. Executive officers also are eligible to participate in The Quick & Reilly Group, Inc. Stock Option Plan (the "Option Plan"), as amended on June 25, 1996.

Salary

The Committee has established the base salary of the executive officers at or near the average of the salaries paid to executive officers of the financial services companies the Company considers to be its primary competitors (which are identified as the Peer Group consisting of the following corporations:
Charles Schwab & Co., Inc.; Merrill Lynch & Co., Inc.; Paine Webber Incorporated; Advest, Inc.; Alex. Brown & Sons Incorporated; Piper Jaffray Inc.; A.G. Edwards & Sons, Inc.; Legg Mason Wood Walker Incorporated;
and Raymond James & Associates, Inc. (the "Peer Group").

The Committee believes that base salary is frequently a significant factor in attracting, motivating and retaining competent and skilled executive officers. Accordingly, the Committee considers it important to assure that salaries of the executive officers are at or near the average of those paid by the Peer Group. The Committee believes that the salary levels of the executive officers, together with the incentive compensation payable under the Plan, as described below, makes the Company"s compensation program competitive with those of the Peer Group.


Incentive Compensation Awards

The Plan, which was adopted for the 1995 fiscal year, provides incentive compensation based upon the Company's performance as measured by up to five different performance standards established in the Plan and designated at the beginning of the fiscal year by the Committee. Under the Plan, each executive officer is targeted to receive an incentive compensation award of $1.3 million (the "Base Amount") for each year, but the amount of the actual award is increased or decreased, as the case may be, on a percentage basis based upon the amount by which the Company's performance exceeds or fails to meet, respectively, on a percentage basis, the established standard; provided there is a maximum available award of $3.0 million in any year. If more than one of the five available performance standards are selected by the Committee for any year, the incentive compensation award under the Plan is required to be the highest of the available awards. Under the Plan, however, the Committee has the right, in its discretion, to reduce or eliminate (but not to increase) any award otherwise payable to an executive officer based upon such factors as the Committee deems appropriate, including, without limitation, the executive officer's contribution to productivity, expense and risk control, product innovation, quality of client service, management development and strategic planning.

The performance standards which the Committee may designate for any fiscal year include (1) comparison of the Company's return on equity for the current fiscal year to the average return on equity of the Peer Group for fiscal years ended during the Company's fiscal year, (2) comparison of the Company's gross profit margin for the current fiscal year to the average gross profit margin of the Peer Group for fiscal years ended during the Company's fiscal year, (3) comparison of Company's gross profit margin for the current fiscal year to the Company's gross profit margin in the immediately preceding fiscal year, (4) comparison of the Company's net earnings before tax for the current fiscal year to the Company's net earnings before tax for the immediately preceding fiscal year and (5) comparison of the closing price of the Company's Common Stock on the last trading day of the current fiscal year with the closing price on the last trading day of the immediately preceding fiscal year.

For the 1997 fiscal year, the Committee selected all five performance standards for purposes of establishing the incentive awards. This was done to provide the Committee with maximum flexibility to make incentive awards. The financial and stock price performance of the Company for fiscal year 1997 resulted in awards exceeding the Base Amount being available to the executive officers under each of the five performance standards, with the largest award being 229% of the Base Amount. Accordingly, each executive officer was entitled to an incentive compensation award equal to 229% of the Base Amount. However, as is authorized by the Plan, the Committee elected to decrease the award to each executive officer based upon its subjective evaluation conducted at the end of the fiscal year of each officer's performance.

The Committee determined that it would be in the Company's best interest to initiate a long-term incentive program for senior executives to complement the annual incentive provided by the Plan. As such, the Committee implemented the use of the existing Stock Option Plan for executive officers.
Accordingly, for the 1997 fiscal year, executive officers were granted stock options as an integral part of their incentive compensation awards.


Compensation of Chief Executive Officer

The compensation for Mr. Leslie C. Quick, Jr., Chief Executive Officer and Chairman of the Board, for the fiscal year ended February 28, 1997 was determined in accordance with the salary and performance incentive guidelines previously discussed.

In determining Mr. Quick's annual salary of $668,500, the Committee also took into account the salaries of chief executive officers of the Peer Group. The Committee believes that Mr. Quick has provided outstanding services to the Company as reflected in the growth of the Company's revenues and net earnings.

Mr. Quick's incentive bonus award of $2,086,893 constituted approximately 76% of his total cash compensation for the fiscal year. Mr. Quick was also granted options for the reasons, and on the same basis, as those options which were awarded to other senior executive officers. In addition, the award assigns substantial value to the efforts, judgments and contributions of an individual with Mr. Quick's extensive experience in the securities industry which have been instrumental in making the firm a major financial institution.


Limitation on Deductibility of Certain Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to their chief executive officers and the four other highly compensated executive officers that is not "performance based" (as defined in the Code). Consequently, the incentive compensation programs in which the Company's most highly compensated officers participate have been restructured to comply with the Code's definition of performance-based compensation.

SUBMITTED BY THE COMPANY'S
COMPENSATION COMMITTEE:

Thomas E. Christman
Henry P. Kilroy
Clifford W. Mays

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Compensation decisions for executive officers are made by the Compensation Committee after consultation with the Senior Executives. No member of the Compensation Committee is, or has been, an officer or employee of the Company or any of its subsidiaries.


PERFORMANCE GRAPH

          The following graph shows the Company's total return to stockholders over the period from March 1, 1992 through February 28, 1997 compared to the Standard & Poor's 500 Index, and the FSA Brokerage Composite Index, selected by the Company for purposes of the Company's Proxy Statement for the Annual Meeting of Stockholders. Total stockholder return in the graph is based on an initial investment of $100 on March 1, 1992 and assumes dividend reinvestment. The stock price performance shown on the following graph is not necessarily indicative of future price performance.

COMPARATIVE FIVE-YEAR TOTAL RETURNS*
THE QUICK & REILLY GROUP, INC., S&P 500,
AND THE FSA BROKERAGE COMPOSITE
(Performance results through 2/28/97)




Assumes $100 invested at the opening of trading on the first trading day of the fifth preceding fiscal year in the Company's common stock, S&P 500, and the FSA Brokerage Composite.

*Cumulative total return assumes reinvestment of dividends.

          The FSA Brokerage Composite consists of thirty one publicly traded brokerage firms. The Peer Group, consisting of eleven publicly traded brokerage firms, has been replaced by the FSA Brokerage Composite as it represents a more complete representation of the brokerage industry.


COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

          Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and officers and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. To the best of the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 28, 1997, its officers and directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.


INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors, upon recommendation of the Company's Audit Committee, has appointed Arthur Andersen LLP as the Company's independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending February 28, 1998. Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended February 28, 1997 and, during the course of that fiscal year, they were also engaged by the Company to provide certain tax and consulting services.

          The Board of Directors recommends that the stockholders vote FOR approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 28, 1998. The affirmative vote of a majority of the shares present and voting at the Annual Meeting, in person or by proxy, is required for the approval of the independent public accountants. If the appointment is not approved, the Board will select other independent public accountants.

          A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to questions.


STOCKHOLDER PROPOSALS TO BE PRESENTED
AT 1998 ANNUAL MEETING OF STOCKHOLDERS

          Any stockholder proposal to be presented for consideration at the Annual Meeting of Stockholders to be held on June 23, 1998 must be received by the Company at its principal executive office on or before February 23, 1998 to be considered for inclusion, in accordance with the rules and regulations of the Securities and Exchange Commission, in the Company's proxy statement and proxy relating to that meeting.


OTHER INFORMATION

          Neither the Company nor the Board of Directors knows of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.


                         BY ORDER OF THE BOARD OF DIRECTORS



                         Arlene B. Fryer
                         Secretary


Date:  May 30, 1997